Exhibit 10.3

Membership interest purchase agreement OF

MJ DISTRIBUTING C202, LLC AND MJ DISTRIBUTING P133, LLC

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) is entered into as of April 2, 2019 (“Effective Date”) by and between MJ Holdings, Inc., a publicly traded Nevada corporation (together with its successors and assigns, “Purchaser”), MJ Distributing, Inc., a Nevada corporation (the “Seller”), Mark Zobrist, an individual resident of the State of Nevada (“Zobrist”), and John Goss, an individual resident of the State of Nevada (“Goss”, and collectively, with Zobrist, “Owners”). Seller and Owners are referred to herein collectively as “Seller Parties”, and each individually as a “Seller Party”. Purchaser and Seller Parties may be referred to collectively as the “Parties” and in the singular as a “Party”.

RECITALS

A.	Seller is the beneficial and record owner of ONE-HUNDRED PERCENT (100%) of the issued and outstanding membership interests of MJ Distributing C202, LLC and MJ Distributing P133, LLC, each a Nevada limited liability company and referred to as (“Company”) or collectively as (“Companies”), constituting all of the outstanding membership interests of the Companies (the “Membership Interests”).

B.	Seller was incorporated in the State of Nevada on or about March 13, 2017.

C.	Seller Parties are the beneficial and record owners of ONE-HUNDRED PERCENT (100%) of the issued and outstanding membership interests in and to each Company.

D.	Immediately prior to the transactions contemplated by this Agreement (the “Contemplated Transactions”), Seller transferred to each Company those assets identified in Exhibit 1 and Schedules, Introduction to Exhibit 1E, attached hereto (the “Company Assets”).

E.	The Company is engaged in medical marijuana cultivation, production and sale in Pahrump, Nye County, State of Nevada, and has applied for registration to participate in the cultivation, production and sale of recreational marijuana in Pahrump, Nevada (collectively, the “Business”). In this regard, the Company: (i) is the beneficial and legal owner of an approved medical marijuana registration certificate for Cultivation (C202 – Cert. No. 48306359790925315497), (the “Medical Cultivation Certificate”); and (ii) is the beneficial and legal owner of an approved medical marijuana registration certificate for Production (P133 – Cert. No. 08705048067480042809), (the “Medical Production Certificate”, or collectively “Medical Certificates”); and (iii) has applied for recreational marijuana registration certificates for both cultivation and production in the State of Nevada and received conditional approval for both on September 10, 2018 (the “Conditional Recreational Cultivation and Production Certificates”); and (iv) has received a Special Use Permit for cultivation and production of marijuana from the Nye County Commission on April 17, 2018. The approved location for the Company to conduct all of these activities is 3171 Tillman, Pahrump, NV 89061 (the “Business Location”). Copies of all letters, licenses and permits noted herein are attached in the folder, Exhibit 1and Schedules.

F.	The Parties hereto are aware that the cultivation and sale of marijuana and marijuana products remains illegal under the laws of the United States of America, despite enactment by the State of Nevada of the Regulation and Taxation of Marijuana Act, codified at NRS Ch. 453D et seq (the “RTMA”). The Federal government regulates Marijuana possession and use through the Controlled Substances Act, 21 U.S.C. § 812(b) (the “CSA”). The CSA makes it a crime, among other things, to possess or use marijuana even for medical reasons and despite valid state laws authorizing the medical use of Marijuana. 21 U.S.C. §§ 841 to 864. The Parties hereto acknowledge that the Parties’ clear and unambiguous compliance with the RTMA does not create a legal defense to a violation of the CSA.

G.	Notwithstanding the illegality of possessing or using marijuana under the CSA, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, ONE-HUNDRED PERCENT (100%) of the issued and outstanding membership interests of MJ Distributing C202, LLC and MJ Distributing P133, LLC, subject to the terms and conditions set forth herein.

IN CONSIDERATION of the foregoing and the mutual covenants, agreements, conditions, representations and warranties set forth herein, the Parties agree as follows:

Article I
PURCHASE AND SALE

Section 1.1 Certain Definitions. The terms defined in this Section 1.1 (except as may be otherwise expressly provided in this Agreement) shall, for all purposes of this Agreement, have the following respective meanings (all terms used in this Agreement that are not defined in this Section 1.1 shall have the meanings as set forth elsewhere in this Agreement):

(a) The term “Code” means the United States Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

(b) The term “Governmental Entity” means any national, state, local or foreign court, tribunal, arbitral body, arbitrator, administrative agency or commission or other governmental or regulatory authority or instrumentality.

(c) All statements that are qualified by “Knowledge,” “aware of,” or similar phrases pertaining to any representation of a particular fact or other matter shall mean (i) in the case of an individual, such individual’s actual knowledge or what the individual reasonably should have discovered through normal and prudent business operations; (ii) with respect to any entity, any members of such entity’s executive management, including without limitation, its officers and directors, such members’ actual knowledge or what reasonably should have been discovered by the members through normal and prudent business operations.

(d) The term “Law” means any law (both common and statutory law, civil and criminal law, and domestic and foreign law), treaty, convention, rule, directive, legislation, ordinance, regulatory code (including, without limitation, competition law or regulation, statutory instruments, guidance notes, circulars, directives, decisions, rules and regulations) or similar provision having the force of law or an Order of any Governmental Entity or any self-regulatory organization.

(e) The term “Material Adverse Change” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Seller to consummate the Contemplated Transactions on a timely basis.

(f) The term “Order” means any judgment, writ, decree, compliance agreement, injunction or judicial or administrative or arbitral order or award and legally binding determinations of any Governmental Entity, including any arbitrator.

(g) The term “Person” is defined to include any individual, corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization, or any other entity or organization.

(h) The term “Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date.

(i) The term “Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

(j) The term “Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

(k) The term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement required to be supplied to a taxing authority or other Governmental Entity relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(l) The term “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, fee, charge, levy, duty or similar import of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

Section 1.2 Purchase and Sale of Membership Interest. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Purchaser, and Purchaser shall purchase from Sellers, ONE-HUNDRED PERCENT (100%) of the Seller’s Membership Interests in and to each Company, free and clear of all Liens, for the consideration specified in Section 2.1 below.

Article II
PURCHASE PRICE; LIABILITIES

Section 2.1 Purchase Price. In consideration of the sale, transfer, assignment and delivery of the Membership Interests to Purchaser, and the covenants made by Seller under this Agreement, Purchaser agrees to pay a combination of cash, promissory notes, stock and stock purchase warrants as consideration in the amount of One-Million Five Hundred Thousand Dollars ($1,500,000.00) in cash and/or promissory notes; One-Million Dollars ($1,000,000.00) of MJ Holdings common stock which shall be “restricted stock” as that term is defined by Rule 144 of the Securities Act of 1933 (the “Common Stock”). The Parties understand and agree that the Common Stock price is volatile and subject to fluctuation and that it is difficult to put a Fair Market Value on the Common Stock, therefore the Parties agree to set the per share price for the purpose of this agreement at the volume weighted average price (“VWAP”) which as of March 27, 2019 is $.6994 per share. One Million Stock Purchase Warrants granting the right to purchase an equivalent number of common shares in the Purchaser at the fixed price of Two-Dollars per share ($2.00/share) for three years from the final Closing Date and Five Hundred Thousand Stock Purchase Warrants granting the right to purchase an equivalent number of common shares in the Purchaser at the fixed price of One and 50/100 Dollars per share ($1.50/share) for a period of two years from the final closing date, all of which constitutes the consideration agreed to herein for (the “Purchase Price”), payable as follows:

(a) Initial Deposit. A non-refundable, good faith, deposit has previously been delivered by Purchaser to Seller in the amount of Fifty Thousand Dollars ($50,000.00) (the “Initial Deposit”), the receipt and sufficiency of which is hereby acknowledged by Seller Parties. The Initial Deposit shall apply to the Purchase Price at Closing but shall otherwise be non-refundable to Purchaser.

i) Additional Deposit. An additional deposit in the amount of Two Hundred Thousand Dollars ($200,000.00) (the “Additional Deposit”, and collectively with the Initial Deposit, the “Deposit”), shall be delivered by Purchaser to Seller upon the execution of this Agreement. The Additional Deposit shall apply to the Purchase Price at Closing but shall otherwise be non-refundable to Purchaser; and

ii) Promissory Note. 500,000.00 ST Promissory Note payable to Seller in the amount of $350,000.00 upon the fully functional status of the Cultivation license and $350,000.00 upon the fully functional status of the Production license. Said ST Promissory Note shall also provide for incremental releases as non-refundable pre-payments in blocks of $25,000.00 for each license, in the event certain milestones to be agreed upon and specified in the ST Promissory Notes are not met. These shall include, but not be limited to: Delivery and set-up of trailer to the sight on or before April 30, 2019; Initial inspection by the State of Nevada Department of Taxation on or before May 31, 2019; Final inspection and certification as a “fully functional facility” for each license on or before June 30, 2019.

(b) Promissory Note. The balance of cash/note portion of the Purchase Price shall be delivered to Seller upon execution of this MIPA in the form of a promissory note payable as follows:

(1) $750,000.00 LT Promissory Note payable to Seller in the amount of $750,000.00 plus interest paid monthly at the rate of eight percent (8%) per annum and which shall be due and payable six (6) months from the earlier of, (i) the date the facilities are declared “fully functional” for either license; or (ii) the date the Transfer of Interest forms are filed with the State of Nevada Department of Taxation.

(c) Common Stock. The Purchaser shall issue 1,429,797 Common Shares (Purchaser) at an agreed value of $.6994/share subject to restrictions on resale of the Common Stock as provided for in Rule 144 of the Securities Act of 1933, as further consideration hereunder. The shares shall be issued or reserved and dated upon the execution of this MIPA but shall be held in escrow at Purchaser’s attorney office and released to Seller or assignees, upon final Closing Date.

(d) Stock Purchase Warrants. The Purchaser shall issue One Million Stock Purchase Warrants granting the Seller Parties the right to purchase up to an additional one million common shares of publicly traded stock in Purchaser for the fixed price of $2.00/share. Said warrants to be valid for three years from the final Closing Date. The Purchaser shall also issue Five Hundred Thousand Stock Purchase Warrants granting the Seller Parties the right to purchase up to an additional five hundred thousand common shares of publicly traded stock in Purchaser for the fixed price of $1.50/share. Said warrants to be valid for two years from the final Closing Date.

(e) Transition Costs and Expenses. As additional consideration for the Contemplated Transactions, Purchaser to reimburse the Company for any expenditures or costs to maintain the Business Location or any actions to qualify the licenses as permanent and/or fully operational, to include but not be limited to:

(1) License Fees. Any additional licensing fees payable, after the date of this Agreement, by the Company to the Township of Pahrump or to Nye County Nevada, which are incurred in connection with the Company’s progress towards operational status; and

(2) Rent Obligations. For the period commencing on March 1 through the Closing Date, Purchaser shall pay $15,000 per month as rent for the site with regard to the Business Location (the “Rent Reimbursement”). It is expected that the current lease agreement will be transferred and assumed by the Companies and said Companies shall assume any liability or costs, including liquidated damages, for early termination of said lease for the site where the Companies are permitted.

(3) Costs to activate licenses. All costs to prepare the site, install facilities, buildings, pay fees, security costs or any other cost associated with activating either or both licenses shall be paid by Purchaser without any credit for such improvements towards any of Purchaser’s payment obligations under this agreement. All of said improvements, trailers, equipment, grading, permitting, fencing, security, etc. shall be for the sole benefit of the Companies and shall not be credited or returned to Purchaser in the event the sale is not completed.

Article III
CLOSING

Section 3.1 Closing Date. The closing of the Contemplated Transactions (the “Closing”) shall take place as soon as practicable, but no later than five (5) Business Days after the satisfaction or waiver of each of the conditions set forth in Section 3.3 hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction thereof at the Closing) or at such other time as the parties hereto agree in writing (such date on which the Closing shall occur, the “Closing Date”). The Closing shall take place via the transmission to the respective offices of legal counsel for the parties via e-mail in portable document format (.pdf) with due confirmation of all requisite transaction documents (including but not limited to those Closing deliveries described at Section 3.2 below) duly executed where requested, or at the offices of Ideal Business Partners, 552 E. Charleston Blvd., Las Vegas, NV 89104, or at such other place as may be mutually agreed upon by the parties hereto in writing.

Section 3.2 Closing Deliveries. At Closing, the respective Parties shall take the following actions:

(a) Seller Deliverables. Seller agree to take the following actions and deliver the following documents as Exhibits before Closing, in the form and substance reasonably satisfactory to Purchaser, duly executed as appropriate, to Purchaser:

(1) Transfer Documents. Seller shall deliver to Purchaser an assignment via amended Operating Agreements of the Companies, attached as Exhibit 3.2(a)(1), separate from certificate pursuant to which Seller shall convey to Purchaser the Membership Interests, free and clear of all Liens, such that Purchaser will own one hundred percent (100%) of the issued and outstanding membership interests in and to each Company.

(2) Corporate Documents. Seller shall deliver to Purchaser: (i) a certificate of good standing of the Companies issued on or within ten (10) days prior to the Closing Date by the Nevada Secretary of State attached as Exhibit 3.2(a)(2)(i); and (ii) a copy of the current Companies’ corporate documentation attached as Exhibit 3.2(a)(2)(ii), including: (A) to the articles of organization of Company; (B) the operating agreement of Company, (C) joint resolutions of the board of governors and member(s) of Company authorizing the execution, delivery and performance of this Agreement, Contemplated Transactions and the documents required herein, and (D) incumbency and signatures of the Managers of Company.

(3) Bring-Down Certificate. A certificate of Seller Parties in the form attached hereto as Exhibit 3.2(a)(3);

(4) Resignation. The resignation of Owners as employees, officers, members, managers and directors of the Company in the form attached hereto as Exhibit 3.2(a)(4) except John Goss who will remain as a Manager up to one year at the will of the majority of the membership interests;

(5) Lease Documents. With respect to the Business Location (i) a sub-lease for the Business Location, or, in the alternative, a rights letter granting Purchaser rights to use the premises at a rent of fifteen-thousand-dollars ($15,000) or less per month; or (ii) an assignment of all lease agreements and other rights of Seller or the Company with lessor and/or with regard to the Business Location. To be attached as Exhibit 3.2(a)(5).

(6) Lien Termination Statements. A Termination Statement for each and every UCC-1 Financing Statement filed with respect to the Membership Interests, the Business or the assets of the Company, or a lien release for each and every lien filed with respect to any of the Membership Interest, the Business or the assets of the Company, attached hereto as Exhibit 3.2(a)(6);

(7) Access. All documents, keys, security codes, account numbers, passwords and other login information required to grant Purchaser full and unfettered access to the Business Location and all of the assets of the Company; and

(8) Other Documents. Such other documents as Purchaser may reasonably request to conclude the Contemplated Transactions.

(b) Purchaser Deliverables. Purchaser agrees to deliver the following documents, duly executed by Purchaser as appropriate, to the Company:

(1) Purchase Price. The Purchase Price in the form proscribed by Section 2.1 above; and

(2) Other Documents. Such other documents as the Company may reasonably request to carry out the Contemplated Transactions.

Section 3.3 Conditions to Obligation to Close.

(a) Joint Conditions to Close. The Parties’ obligation to consummate the transactions to be performed by them in connection with the Closing is subject to the satisfaction of the following conditions: (i) no action, suit or proceeding shall be pending before any court or administrative agency or arbitrator that could result in a rescission of any of the Contemplated Transactions; and (ii) the Parties shall have submitted all forms required for approvals from Governmental Entities for the Contemplated Transactions, including, without limitation, the State of Nevada and any municipalities in which either Company does business.

(b) Conditions to Purchaser’s Obligation to Close. Purchaser’s obligation to consummate the transactions to be performed by it in connection with Closing is subject to satisfaction of the following conditions at or prior to Closing: (i) there has been no Material Adverse Change on the Business; (ii) the representations and warranties set forth in Article 4 shall be true and correct at and as of the Closing Date; (iii) Seller shall have performed and complied with all of their covenants hereunder in all respects; (iv) all actions to be taken by Seller in connection with consummation of the Contemplated Transactions and documents required to effect the Contemplated Transactions shall be reasonably satisfactory in form and substance to Purchaser; (v) Seller shall execute and deliver those closing deliverables referenced in Section 3.2(a); (vi) Purchaser shall have obtained, or be in the process of obtaining, all licenses and permits necessary to own, operate and otherwise conduct the Business, including but not limited to any and all consents or approvals necessitated by the Contemplated Transaction; (vii) the Due Diligence Period (defined below) shall have expired without Purchaser delivering written notice of termination to Seller pursuant to Section 3.4(c)(ii); and (viii) Purchaser shall have, with respect to the Business Location, either assumed the Lease or entered into a new Sub-lease with lessee of such Business Location which is written on terms and conditions satisfactory to Purchaser.

(c) Conditions to Seller Parties’ Obligation to Close. The obligation of Seller to consummate the transactions to be performed by them in connection with Closing is subject to satisfaction of the following conditions at or prior to Closing: (i) the representations and warranties set forth in Article 5 shall be true and correct at and as of the Closing Date; (ii) Purchaser shall have performed and complied with all of its covenants hereunder; (iii) Purchaser shall execute and deliver those closing deliverables referenced in Section 3.2(b); and (iv) all actions to be taken by Purchaser in connection with consummation of the Contemplated Transactions and all documents required to effect the Contemplated Transactions will be satisfactory in form and substance to Seller Parties.

Section 3.4 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(a) Purchaser and Seller may terminate this Agreement by mutual written consent at any time prior to Closing.

(b) Purchaser or Seller may terminate this Agreement if the Closing has not occurred on or before July 31, 2019, unless: (i) the failure results primarily from the terminating party’s breaching any representations, warranties or covenants contained in this Agreement; or (ii) State of Nevada Department of Taxation has received all applications necessary to obtain the required regulatory consent to the transactions contemplated but this Agreement, but has not delivered a final decisions (either approval or denial) with regard to such transactions.

(c) By Purchaser, if: (i) the satisfaction of any of the conditions in Sections 3.3(a) or 3.3(b) is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived any such condition; or (ii) Purchaser delivers written notice of termination to Seller as a result of Purchaser’s reasonable dissatisfaction of the progress or results of Purchaser’s due diligence investigation related to the Business, the Purchased Assets, or any one of the Business Locations during that period commencing on the date of signing of this MIPA and continuing for a period of ten (10) days thereafter (the “Due Diligence Period”).

(d) Seller may terminate this Agreement if the satisfaction of any of the conditions of Sections 3.3(a) or Section 3.3(c) is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller have not waived any such condition.

(e) If any Party terminates this Agreement pursuant to this Section 3.4, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party other than the non-refundable nature of certain deposits as specified herein.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as specifically and comprehensively disclosed on the schedules attached hereto as Exhibit 4 and schedules, (the “Disclosure Schedules”, Seller and Owners, jointly and severally, represent and warrant to Purchaser that the statements contained in this Membership Interest Purchase Agreement are correct and complete as of the Closing Date and will be correct and complete as of the Effective Date.

Section 4.1 Authorization. Seller has all requisite power and authority to enter into this Agreement and all documents and instruments entered into by Seller pursuant to this Agreement, to consummate the Contemplated Transactions, and to perform its obligations thereunder. All acts and proceedings required to be taken by Seller and the Companies for the authorization, execution, delivery and performance of this Agreement have been taken. This Agreement and all documents and instruments delivered hereunder are legal, valid and binding on Seller, and enforceable by Purchaser post-Closing in accordance with their respective terms.

Section 4.2 Organization. Each Company: (i) is a limited liability company duly organized, validly existing and registered under the laws of the State of Nevada (ii) has all necessary power and authority to carry on its business where and as presently conducted; (iii) has no debt of any other Person other than receivables in the ordinary course of business; (iv) is duly qualified, authorized to conduct business, and are in good standing under the laws of all required jurisdictions.

Section 4.3 Capitalization and Ownership.

(a) All of the issued and outstanding equity, ownership and beneficial interests of the Companies are: (i) MJ DISTRIBUTING INC is the sole member and owns 100% of the issued and outstanding membership interests which includes all equity, ownership and beneficial interests; (ii) MJ DISTRIBUTING INC is owned 50% by Ernest M. Zobrist and 50% by John C. Goss. All membership interests are validly issued, fully paid and non-assessable; and are owned of record and beneficially by Seller, free and clear of all Liens. Upon consummation of the Contemplated Transactions, Purchaser shall own one-hundred percent (100%) of all of the issued and outstanding Membership Interests in the Companies, free and clear of all Liens.

(b) All of the Membership Interests were issued in compliance with applicable laws. None of the Membership Interests were issued in violation of any agreement, arrangement or commitment to which Seller or either Company is a party or is subject to or in violation of any preemptive or similar rights of and Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of either Company or obligating Seller or either Company to issue or sell any membership interests of, or any other interest in, that Company. Each Company does not have outstanding or authorized any membership interest appreciation, phantom interests, profit participation or similar rights. There are no voting trusts, buy-sell agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 4.4 No Subsidiaries. Each Company does not have an ownership interest in any other Person.

Section 4.5 Financial Information; Undisclosed Liabilities; Absence of Changes.

(a) Attached hereto as Exh 4.5 Financials to the Disclosure Schedule are true, correct and complete copies of: (a) the balance sheets of Seller as of December 31, 2017 and the related statements of income and cash flows for the period since formation, on or about March 13, 2017; and (b) the balance sheets of each Company since its inception through December 31, 2018 (the “Most Recent Balance Sheet”), and the related statement of income for the same period. The financial statements described in clauses (a) and (b) above are collectively referred to herein as the “Financials”. The Financials: (w) have been prepared in accordance with accounting standards, consistently applied throughout the periods indicated, (x) have been prepared from, and in accordance with, the books and records of the Company, (y) fairly and accurately present the financial condition of the Company and the operating results and cash flows of the Company, in each case as of the applicable dates or for the applicable periods, and (z) are true, correct and complete and consistent with the books and records of the Company, which books and records are true and correct; provided however, the unaudited Financials do not contain all notes required under accounting standards and are subject to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be material). The books of account, minute books and other records of the Company and Seller, all of which have been made available to Purchaser, are, in all material respects, true, correct and complete, and have been maintained in accordance with customary business practices. At the Closing, all relevant books and records of the Company will be in the possession of the Company and turned over to Purchaser.

(b) Except as set forth on the Most Recent Balance Sheets, each Company has no liabilities, obligations, warranty claims or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”). The Company is not a guarantor or otherwise responsible for liabilities or obligations of any other Person.

Section 4.6 Title, Adequacy and Condition of Assets. Each Company has good and marketable title to the Company Assets free and clear of any liens, mortgages, pledges, security interests, agreements, charges or encumbrances of any kind (collectively, “Liens”) and statements of the same, if any, are attached hereto as Exh 3.2(a)(6). The Company Assets constitute all of the assets, property and rights necessary for the conduct of the Business in the manner in which such business: (i) is presently conducted; and (ii) was conducted by Seller prior to its transfer of the Company Assets to the Company.

Section 4.7 Compliance; Required Consents.

(a) Each Company is and has been in reasonable compliance with all Laws, Orders and Licenses applicable to the Company and its assets, properties, businesses and operations, including without limitation, the RTMA and all county, city and other local requirements of the jurisdiction in which the Business Location is located. The Company has complied with all state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the status of the Company.

(b) Except as described in detail in Schedule 4.7(b) of the Disclosure Schedule Exhibit 4, the execution, delivery and performance by Seller of this Agreement will not require any consent or approval from any third person or require any government authorization or consent (collectively, the “Required Consents”). The execution, delivery and performance by Seller of this Agreement shall not: (i) cause Seller to violate or contravene any regulation of any Governmental Entity; (ii) violate or be in conflict with, result in a breach of or constitute a default under any Purchased Contract; or (iii) result in the creation or imposition of any lien, claim or encumbrance on the Membership Interest.

Section 4.8 Commission. No Person has, or as a result of the Contemplated Transactions will have, any right, interest or claim against or upon Seller Parties, or against or upon Purchaser for any commission, fee or other compensation as a finder, agent or broker or in any similar capacity.

Section 4.9 Contracts.

(a) Seller Parties have not entered into any material Contracts of either Company (collectively, the “Contracts”) and none currently exist. For purposes of this Section 4.9(a), a “material Contract” is one in which the total obligation or cost or benefit of performance of the Contract is in excess of One Thousand and 00/100 Dollars ($1,000).

(b) To Seller Parties’ Knowledge, each Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Seller Parties’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Contract. To Seller Parties’ Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser.

Section 4.10 Tax Returns. A copy of the Income Tax Returns of Seller for the year ended December 31, 2017, are attached as Exh 4.10(i) tax ret 2017. All required Tax Returns of the Company, and as its predecessor in interest, Seller, have been: (a) accurately prepared in the manner prescribed by law; (b) duly and timely filed; and (c) all related Tax payments have been paid. Neither the Company nor Seller has been delinquent in the payment of any Taxes. There are no examinations, audits or disputes between either the Company or Seller with taxing authorities that are pending or that were resolved during the three (3) year period prior to the date of this Agreement. All Taxes that the Company or Seller was required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper Governmental Entity or are being held by the Company and Seller, respectively, in separate bank accounts for such payment, and will be paid on or prior to the date such payment is due.

Section 4.11 Licenses. Each Company possesses all Licenses, whether state, local or foreign, that are necessary for that Company to engage in the Business as currently conducted in each jurisdiction in which Company operates, each of which is identified on Schedule 4.11 of the Disclosure Schedule Exhibit 4. No investigation, audit or review by any Governmental Entity with respect to the Company, Seller, or their respective businesses pending or, to the Knowledge of Seller Parties, threatened, nor has any Governmental Entity notified any Seller Party in writing of its intention to conduct the same. No Seller Party (i) has been charged with, and to the Knowledge of Seller Parties, none of them is now under investigation with respect to, any actual or alleged violation of any applicable Law or other requirement of a Governmental Entity; (ii) has been a party to or bound by any Order; or (iii) has failed to file any report required to be filed with any Governmental Entity. No Governmental Entity regulating any services performed by the Company has requested that any such services be modified in any way.

Section 4.12 Litigation. To the Knowledge of Seller Parties, there are no claims, demands, actions, suits, arbitrations or other legal, administrative or governmental investigations or proceedings (whether federal, state, local or foreign) pending or threatened, against the Seller, Owners, the Business or the Company. There are no judgments, injunctions, rules or orders of any court, governmental department, commission, agency, or arbitrator outstanding against the Company, Seller or any Owner.

Section 4.13 Environmental Matters.

(a) To the Knowledge of Seller Parties, each Company is currently and has been in compliance with all Environmental Laws and have not received from any Person: (i) any notice or claim alleging any violation or other failure to comply with Environmental Laws; or (ii) written request for information pursuant to Environmental Law.

(b) To the Knowledge of Seller Parties, the Companies have not obtained any Environmental Permits and is not aware of any which are necessary for the ownership, lease, operation or use of the business or assets of the Company. Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, Seller Parties have undertaken, or will cooperate with Purchaser’s efforts to undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and no Seller Party is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) To the Knowledge of Seller Parties, there has been no release of Hazardous Materials in contravention of any Environmental Law with respect to the Business or assets of the Company or on any real property currently utilized by the Business, and no Seller Party has received a notice that any real property currently utilized in connection with the Business has been contaminated with any Hazardous Material that could reasonably be expect to result in a violation of Environmental Law or term of any Environmental Permit.

(d) To Seller Parties’ knowledge, there has been no off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by either Company, and no Seller Party has received any notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company.

(e) Seller Parties have provided or otherwise made available to Purchaser: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or assets of the Company related to compliance with Environmental Laws; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws.

(f) The capitalized terms in this section are defined as follows:

(1) “Environmental Law” means any applicable law, ordinance, regulation or order: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment; or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

(2) “Environmental Permit” means any permit, licenses, letter, approval, authorization, registration, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to an Environmental Law.

(3) “Hazardous Materials” mean: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws or other laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

Section 4.14 Real Property.

(a) The Seller Parties do not own any real property.

(b) Schedule 4.14(b) of the Disclosure Schedule Exhibit 4 identifies all rights of the Companies as lessee, tenant, contract purchaser or option holder in respect to any real property leased for use in the Business, together with any improvements and associated rights (the “Leased Real Property”. A copy of each lease pursuant to which the Seller leases the Leased Real Property and a draft Sub-Lease has been attached as Exh 1(iv) Master Lease.

Section 4.15 Employment Matters. Each Company has no employees or any persons who are independent contractors or consultants of the Business as of the date hereof.

Section 4.16 Intellectual Property. In the Seller’s opinion, the Companies do not possess any Intellectual Property including no trade names, trademarks, service marks, assumed names, and other intellectual property, and each Company does not own, license, or otherwise have an interest in or uses, including, without limitation, proprietary computer software (collectively, the “Intangible Assets”). For all software or other processes used by the Companies, they posses all right, title and interest to (or, in the case of Intangible Assets that are licensed, the right to use) the Intangible Assets, and in conducting the Business the Companies are not, nor to Seller’s Knowledge are the Companies alleged to be, infringing upon or otherwise conflicting with the rights of others. Seller has no knowledge of any actual or alleged infringement of or conflict by others with the Intangible Assets. The Companies have taken all actions reasonably necessary to protect the Intangible Assets and their interest therein in accordance with customary business practices.

Section 4.17 Books and Records. The files, books of account and other records of each Company are true, complete and accurate and have been maintained in accordance with good business practices, and the matters contained therein are accurately reflected on the Financials. Purchaser and its representatives have been given full access to all books, records and files relating to the Purchased Assets, the Company and the Business. A copy of the Seller’s general ledger for 2017 and through Oct. 31, 2018, are attached as Exh 4.17 gen ledger.

Section 4.18 Insurance. Exh 4.18 insurance sets forth the coverage page of the current policies or binders of fire and general liability property insurance maintained by Sellers or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies are available upon request. Such Insurance Policies are in full force and effect and shall remain in full force and effect until the Closing Date provided Company continues to make all required premium payments in the ordinary course of its business and otherwise complies with its obligations under the Insurance Policies. Neither Sellers nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid prior to signing of the MIPA. Each Company may desire to obtain its own insurance policy.

Section 4.19 Disclosure. All documents delivered or to be delivered by or on behalf of the Seller in connection with this Agreement and the transactions contemplated hereby are true, complete and correct. Neither this Agreement, nor any of the other documents delivered in connection with this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make the statements by Seller Parties herein or therein, as applicable, in light of the circumstances in which made, not misleading. There is no fact known to Seller Parties which materially and adversely affects the prospects or financial condition of the Company or its respective properties or the Business which has not been set forth in the Agreement, its Exhibits and Schedules.

Article V
REPRESENTATIONS AND WARRANTIES OF Purchaser

Purchaser hereby represents and warrants to Seller that the statements contained in this Article V are correct and complete as of the Closing Date and the Effective Date:

Section 5.1 Organization and Standing. Purchaser is a Nevada corporation duly organized, validly existing and registered under the laws of the State of Nevada. Purchaser has all necessary limited liability power and authority to carry on its business where and as presently conducted. Purchaser is duly qualified, authorized to conduct business, and is in good standing under the laws of all required jurisdictions.

Section 5.2 Authorization. Purchaser has all requisite power and authority to enter into this Agreement, perform its obligations thereunder, and consummate the Contemplated Transactions. All acts and proceedings required for the authorization, execution, delivery and performance of this Agreement have been taken.

Section 5.3 Binding Obligations. This Agreement and all other documents and instruments delivered hereunder by Purchaser are legal, valid and binding on Purchaser and are enforceable against Purchaser post-Closing in accordance with their respective terms.

Section 5.4 No Contravention. Except as described in detail in Exh 5 Schedule 5.4, the execution, delivery and performance by Purchaser of this Agreement will not: (a) require any consent or approval from any third party that has not been obtained; (b) require any authorization, consent, approval, license or registration with any Governmental Entity that has not been validly and lawfully obtained; or (c) cause Purchaser to violate or contravene any provision of law, rule or regulation.

Article VI
COVENANTS

Section 6.1 State and Local Approvals; Cooperation. As promptly as practicable after the date of this Agreement and no later than July 31, 2019, each of Purchaser and Seller will make all filings required by law to be made by them in order to consummate the transactions. Between the date of this Agreement and the Closing Date, Purchaser and Seller will (a) cooperate with the other party with respect to all filings that such other party is required by law to make in connection with the transaction, and (b) cooperate with the other party in obtaining all governmental consents.

Section 6.2 Public Announcement; Customer Communications. No Seller Party shall, directly or indirectly, make any public announcements, notices or other written or oral communications to Company’s clients concerning the Contemplated Transactions without the advance written consent of Purchaser.

Section 6.3 Assurances. The Parties shall in good faith from and after the date hereof take all actions as may be reasonably required to complete the Contemplated Transactions without further consideration or expense of the other Parties.

Section 6.4 Confidentiality. Seller Parties will treat and hold as confidential all of the Confidential Information (defined below), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Purchaser or destroy, at the reasonable, post-Closing request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information that are in his or its possession. The foregoing provisions shall not apply to any Confidential Information that: (i) is generally available to the public prior to the time of disclosure other than as a breach of this provision, or (ii) is lawfully acquired by a Seller Party from and after Closing from sources which are not prohibited from disclosing such information. The term “Confidential Information” means any information concerning the Membership Interest, the Business and affairs of the Company that is not generally available to the public prior to the Effective Date. Notwithstanding the foregoing, Seller Parties may maintain in their records a copy of this Agreement and its Exhibits, and disclose the same to their legal and tax advisers.

Article VII
Tax Matters

Section 7.1 Tax Cooperation. Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Company and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.1. Notwithstanding the foregoing and notwithstanding anything in this Agreement to the contrary, and for the avoidance of doubt, Seller Parties shall have the right to make all decisions in connection with the defense of any audit or proceeding, or the settlement or compromise of any claim, to the extent related to any Pre-Closing Tax Period, provided Seller shall not make any major decisions (including choosing legal counsel) relating to any such audit or proceeding, or the settlement or compromise of any claim, without the consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.2 Tax Allocation. All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the assets of the Company for a Straddle Period (collectively, the “Apportioned Obligations”) shall be apportioned between Seller, on the one hand, and Purchaser, on the other hand, as of the Closing Date based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. Seller Parties shall be liable (on a joint and several basis) for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period. The Company’s income Taxes and other Taxes other than Apportioned Obligations for the Straddle Period will be allocated to the extent possible, based on a closing of the books method and otherwise will be allocated using the same method used for the Apportioned Obligations. As such, Seller Parties shall be responsible (on a joint and several basis) for the Company’s income Taxes associated with the Pre-Closing Tax Period and Purchaser shall be responsible for the portion associated with the Post-Closing Tax Period.

Article VIII
SURVIVAL OF REPRESENTATION AND WARRANTIES

Section 8.1 Survival of Seller’s Representations and Warranties. All of the representations and warranties of Seller contained in this Agreement, as well as the right of Purchaser to rely thereon, shall survive Closing as follows: (i) all of the representations and warranties of Seller contained in Sections 4.1, 4.2, and 4.4(a), shall all survive Closing and continue in full force and effect forever; (ii) all of the representations and warranties of Seller contained in Sections 4.3, 4.4(b) and (d), 4.5, 4.7, 4.8, 4.9, 4.11, 4.12, and 4.13 shall all survive Closing and continue in full force and effect until the expiration of the applicable statute of limitations.

Section 8.2 Survival of Purchaser’s Representations and Warranties. All of the representations and warranties of Purchaser contained in this Agreement, as well as the rights of Seller to rely thereon, shall survive Closing as follows: (i) all of the representations and warranties of Purchaser contained in Sections 5.1, 5.2, and 5.3 shall all survive Closing and continue in full force and effect forever; and (ii) all of the other representations and warranties of Purchaser contained in this Agreement shall survive Closing for a period of eighteen (18) months from the Closing Date. The expiration of the applicable survival period shall not terminate any claim for indemnification for which Seller has previously notified Purchaser.

Section 8.3 Survival of Covenants. All covenants and agreements of the Parties contained herein shall survive Closing indefinitely or for the period explicitly specified therein. Any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Article IX
INDEMNIFICATION; RECOUPMENT

Section 9.1 Indemnification by Seller. Seller shall defend, indemnify and hold harmless Purchaser, its officers, agents, employees and servants, and their respective heirs, personal and legal representatives, guardians, successors and assigns (“Purchase Indemnitees”) from and against the adverse consequences resulting from, arising out of, relating to, in the nature of, or to the extent caused by the following, any: (a) misrepresentation or breach by Seller of any representation or warranty of Seller contained in this Agreement; and (b) nonperformance, failure to comply or breach by Seller of any covenant, promise or agreement of Seller contained in this Agreement.

Section 9.2 Indemnification by Purchaser. Purchaser shall defend, indemnify and hold harmless Seller, and its respective officers, agents, employees and servants, and their respective heirs, personal and legal representatives, guardians, successors and assigns (“Seller Indemnitees”) from and against the Adverse Consequences resulting from, arising out of, relating to, in the nature of, or to the extent caused by the following, any: (a) misrepresentation, omission or breach by Purchaser of any representation or warranty of Purchaser contained in this Agreement; and (b) nonperformance, failure to comply or breach by Purchaser of any covenant, promise or agreement of Purchaser contained in this Agreement.

Article X
GENERAL TERMS

Section 10.1 Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given upon receipt, if personally delivered, or on the next Business Day following dispatch if given via a nationally-recognized overnight courier service, addressed to the Parties at the following addresses or at such other addresses as shall be specified in writing and in accordance with this Section 9.1:

If to any Seller Party:	MJ Distributing Inc Attn: Mark Zobrist 8550 W. Charleston #102-272 Las Vegas, NV 89117	With a copy to:	Ideal Business Partners Attn: Glenn Truitt 552 E. Charleston Blvd. Las Vegas, NV 89104

With a copy to:	John Goss Jgoss56@gmail.com

If to Purchaser:	MJ Holdings, Inc. Attn: Paris Balaouras 1300 S. Jones Las Vegas, NV 89146 paris@mjholdingsinc.com	With a copy to:	Terrence Tierney terry@mjholdingsinc.com

Section 10.2 Severability. If any one or more of the terms of this Agreement are deemed to be invalid or unenforceable by a court of law, the validity, enforceability, and legality of the remaining provisions of this Agreement will not in any way be affected or impaired thereby, provided that: (a) each Party receives the substantial benefit of its bargain with respect to the transaction contemplated hereby; and (b) the ineffectiveness of such provision would not result in such a material change as to cause completion of the Contemplated Transactions to be unreasonable for either Party.

Section 10.3 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless in writing and signed by Purchaser and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder shall be valid unless the same shall be in writing and signed by the Party making such waiver. No waiver shall be deemed to extend to any other default, misrepresentation, or breach.

Section 10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to such jurisdiction’s conflict of laws principles.

Section 10.5 Headings; Exhibits; Construction. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation and no exclusion of unlisted items shall be inferred from their absence.

Section 10.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Seller may not assign this Agreement nor any of his or its rights, interests, or obligations hereunder without the prior written approval of Purchaser. Purchaser may freely assign any or all of its rights and interests hereunder.

Section 10.7 Entire Agreement. This Agreement, together with the documents to be delivered herein, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 10.8 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 10.9 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 10.10 Remedies Cumulative. None of the rights, powers or remedies conferred upon the Parties in connection with this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred hereby or hereafter available at law, in equity, by statute or otherwise.

Section 10.11 Pre-Closing Covenants. Seller agrees as follows with respect to the period between the execution of this Agreement and the first to occur of valid termination pursuant to Section 3.4 and the Closing: (a) Seller will (a) obtain all third party consents to fully effect the Contemplated Transactions, and (ii) to keep its businesses and properties substantially intact; (b) Seller will not engage in any practice or act outside the ordinary course of business; and (c) Seller will permit Purchaser and its representatives to have reasonable access to all premises, properties, books, records, Contracts and documents pertaining to Seller or the Business upon twenty-four (24) hours’ written notice.

[Signatures on the following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

PURCHASER:	MJ HOLDINGS, INC.

	By:	/s/ PARIS BALAOURAS
	Name:	Paris Balaouras
	Title:	CEO

SELLER:	MJ DISTRIBUTING, INC. (as owner and sole member of
MJ DISTRIBUTING C202, LLC and MJ
DISTRIBUTING P133, LLC)

	By:	/s/ JOHN C. GOSS
	Name:	John C. Goss
	Title:	President

OWNERS:	/s/ ERNEST MARK ZOBRIST
Ernest Mark Zobrist

/s/ JOHN C. GOSS
John Charles Goss